GAIN Capital Announces Monthly Metrics for March 2017

BEDMINSTER, N.J., April 10, 2017/PRNewswire/ -- GAIN Capital Holdings, Inc. (NYSE: GCAP) (“GAIN” or “the Company”) today reported certain operating metrics for the month of March 2017.

	Mar-17	Feb-17	Mar-16	Sequential Change	Year-over-year change
Retail Segment
OTC Trading Volume (1)	$239.2	$170.2	$266.7	40.5%	(10.3)%
OTC Average Daily Volume	$10.4	$8.5	$11.6	22.4%	(10.3)%
Active OTC Accounts (3)	136,829	131,192	132,452	4.3%	3.3%

Institutional Segment
ECN Volume (1)	$271.7	$221.6	$169.1	22.6%	60.7%
ECN Average Daily Volume	$11.8	$11.1	$7.4	6.3%	59.5%
Swap Dealer Volume (1)	$67.4	$61.5	$64.3	9.6%	4.8%
Swap Dealer Average Daily Volume	$2.9	$3.1	$2.8	(6.5)%	3.6%

Futures Segment
Futures Contracts	827,296	589,538	782,352	40.3%	5.7%
Futures Average Daily Volume	35,969	31,028	35,561	15.9%	1.1%
Active Futures Accounts (2)	8,201	8,221	8,890	(0.2)%	(7.8)%

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All volume figures reported in billions.
1 US dollar equivalent of notional amounts traded. For the quarter, indirect volume represented 37% of total retail OTC trading volume.
2 Accounts that executed a transaction during the last 12 months.
3 GAIN has updated its historical active account disclosures to reflect a change in accounting for certain accounts.

Management Commentary

“Market volatility across major asset classes was significantly lower in Q1 2017,” said Glenn Stevens, Chief Executive Officer. “In particular, there was a narrowing of average trading ranges, which resulted in a sharp decrease in retail revenue per million to approximately 40% below our trailing twelve month levels,” Mr. Stevens continued. “Market conditions and customer engagement improved in March and we continue to believe that the presence of macro-economic uncertainty, combined with the incremental contribution made by recently acquired FXCM accounts, positions GAIN favorably as we move forward throughout the year.”

Historical metrics and financial information can be found on the Company's investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN's financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN

GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Investor Relations Contact
Lauren Tarola, Edelman for GAIN Capital
+1 908.731.0737
ir@gaincapital.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com

Forward-Looking Statements:
In addition to historical information, this earnings release contains "forward-looking" statements that reflect management's expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors are noted throughout GAIN Capital's annual report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission on March 15, 2017, and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, errors or malfunctions in GAIN Capital’s systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, our ability to effectively compete, changes in tax policy or accounting rules, fluctuations in foreign exchange rates and commodity prices, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally, and our ability to continue paying a quarterly dividend in light of future financial performance and financing needs. The forward-looking statements included herein represent GAIN Capital’s views as of the date of this release. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.